Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement Nos. 333-240219, 333-34282, 333-110000, 333-110001, 333-110002, 333-129618, 333-147109, 333-162762, 333-170355, 333-190377, and 333-225590 on Form S-8 and Nos. 333-44101, 333-82077, 333-83250, 333-46986, 333-103561, 333-145947, 333-195789, and 333-220331 on Form S-3 of Hasbro, Inc. of our reports dated February 23, 2022, with respect to the consolidated financial statements and financial statement schedule II of Hasbro, Inc., and the effectiveness of internal control over financial reporting which reports appear in the Form 10-K of Hasbro, Inc. dated February 23, 2022.

/s/ KPMG LLP

Providence, Rhode Island
February 23, 2022